PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
PAYCOR HCM, INC. 2021 OMNIBUS INCENTIVE PLAN
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Participant: Set forth in the attached award notice (the “Award Notice”)
Grant Date: Set forth in the Award Notice
Number of Performance-Based Restricted Stock Units Granted: Set forth in the Award Notice
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THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Paycor HCM, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Paycor HCM, Inc. 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant to the Participant the target number of performance-based Restricted Stock Units set forth above (the “PSUs”).
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement will have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.
2.    Grant of Performance-Based Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the target number of PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.    Vesting; Forfeiture. Subject to the terms and conditions set forth herein and in the Plan, the PSUs shall be subject to the performance-vesting, time-vesting and forfeiture conditions set forth on Exhibit A attached hereto, the provisions of which are hereby incorporated by reference.

4.    Delivery of Shares.
(a)    General. Subject to the provisions of Section 4(b) hereof, to the extent that any of the PSUs fully vest in accordance with the terms and conditions set forth on Exhibit A attached hereto, within thirty (30) days following the applicable vesting date, the Participant will receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested on such applicable vesting date. Without limiting the foregoing, in lieu of delivering only shares of Common Stock, the Committee may, in its sole discretion, settle any vested PSUs by payment to the Participant in cash of an amount equal to the Fair Market Value of the number of shares of Common Stock that correspond to the number of PSUs that have become vested on the applicable vesting date. The Participant acknowledges and agrees to notify the Company in writing if he or she sells any shares of Common Stock acquired pursuant to such settlement within one year of any such sale.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, the Company may defer such distribution until the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the applicable vesting date.
5.    Dividends; Rights as Stockholder. Cash dividends on shares of Common Stock issuable hereunder will be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant and will be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock (or cash payments, if applicable) underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock will be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant; provided that, such stock dividends will be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant will have no rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.    Restrictive Covenant Agreement. In consideration for, and as a condition to, the grant of PSUs herein, the Participant agrees to comply with and be bound by the Confidentiality, Non-Solicitation and Non-Competition Agreement (the “RCA”) attached hereto as Exhibit B, the provisions of which are hereby incorporated by reference. The Participant affirms that the Participant has read and understands the RCA, including, specifically, the scope and duration of the restrictive covenants set forth therein, and acknowledges and agrees that the terms of such RCA are in consideration for the Participant’s receipt of the grant of the PSUs under this Agreement.

8.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
9.    Withholding of Tax. The Company will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. With the consent of the Committee, any minimum statutorily required withholding obligation incurred in connection with the settlement of the PSUs may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon settlement of the PSUs.
10.    Entire Agreement; Amendment. This Agreement, together with the Plan, the Award Notice, and the exhibits hereto, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee will have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company will give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.
11.    Notices. Any notice hereunder by the Participant will be given to the Company in writing and such notice will be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company will be given to the Participant in writing and such notice will be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
12.    No Right to Employment or Service. Any questions as to whether and when there has been a Termination and the cause of such Termination will be determined in the sole discretion of the Committee. Nothing in this Agreement will interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
13.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

14.    Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder will be subject to, and will comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company will not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the

Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
15.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs are intended to be compliant with or exempt from the applicable requirements of Section 409A of the Code and will be limited, construed and interpreted in accordance with such intent.
16.    Binding Agreement; Assignment. This Agreement will inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant will not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.
19.    Further Assurances. Each party hereto will do and perform (or will cause to be done and performed) all such further acts and will execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time in accordance with Article XIII of the Plan; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) neither this Award nor any past grants or awards give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and will not be considered as part of such salary in the event of severance, redundancy or resignation.

22.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan, this Agreement, the Award Notice, and the exhibits hereto. As a condition the grant of PSUs herein, the Participant will execute a separate form of grant acknowledgement within thirty (30) days of the Grant Date provided by the Company.

23.    Clawback. The Participant’s rights with respect to the PSUs and the shares of Common Stock issued hereunder shall in all events be subject to (a) any right that the Company may have under any Company clawback policy or any other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law.

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EXHIBIT A

VESTING AND FORFEITURE CONDITIONS

    This Exhibit A sets forth the performance-vesting conditions (including the methodology applicable to such performance-vesting conditions), the time-vesting conditions and the forfeiture conditions applicable to the PSUs granted hereunder. The PSUs are subject to both performance-vesting and time-vesting conditions, and will only be deemed fully vested when both (i) the performance-vesting conditions set forth in Section 1 below and (ii) the time-vesting conditions set forth in Section 2 below have, in each case, been fully satisfied. Capitalized terms used but not defined herein shall have the same meaning as is ascribed thereto in the Agreement or the Plan, as applicable.

1.Performance-Vesting Conditions.
(a)General. Subject to the terms and conditions set forth in the Agreement and the Plan, the portion of the PSUs that become performance-vested during the period commencing on July 1, 2024 and ending on June 30, 2025 (such period, the “Performance Period”), if any, will be determined upon the Committee’s certification of the achievement of the performance conditions in accordance with this Exhibit A, which shall occur within sixty (60) days following the end of the Performance Period (the actual date of such certification, the “Certification Date”). The performance-vesting conditions applicable to the PSUs are as follows: (x) seventy-five percent (75%) of the PSUs shall be eligible to performance-vest based on achievement of the Revenue targets set forth below (the “Revenue PSUs”), and (y) the remaining twenty-five percent (25%) of the PSUs shall be eligible to performance-vest based on achievement of the Net Revenue Retention targets set forth below (the “Net Revenue Retention PSUs”), in each case, as measured during the Performance Period. For purposes of this Exhibit A:
(i)“Revenue” means Total Revenues for the applicable fiscal year as reported in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including recurring and other revenue (which is comprised of recurring fees and implementation services, and interest income on funds held for clients), subject to any adjustments approved by the Committee at the time of certification; and
(ii)“Net Revenue Retention” means the current quarterly period recurring revenue for the cohort of customers at the beginning of the applicable prior year quarterly period, divided by the recurring revenue in the prior year reporting period for that same cohort, subject to any adjustments approved by the Committee at the time of certification. In calculating the Net Revenue Retention for a period longer than a quarter, such as a fiscal year, the Company uses the weighted average of the retention rates (calculated in accordance with the immediately preceding sentence) for each applicable quarter included in such period.
(b)Certification of Performance-Vesting Conditions. On the Certification Date, the Committee shall certify the Revenue and Net Revenue Retention achievement for the Performance Period and, based on such Revenue and Net Revenue Retention achievement, the percentage of the Revenue PSUs and the Net Revenue Retention PSUs that performance-vest shall be determined in accordance with the respective tables below, with Revenue and Net Revenue Retention achievement linearly interpolated between the Threshold and Target performance levels and the Target and Maximum performance levels listed below.

Revenue			Net Revenue Retention
Performance Level	Revenue Achievement	Percentage of Revenue PSUs that Performance-Vest	Performance Level	Net Revenue Retention Achievement	Percentage of Net Revenue Retention PSUs that Performance-Vest
Maximum	$803,000,000	200%	Maximum	99.9%	200%
Target	$765,000,000	100%	Target	97.0%	100%
Threshold	$727,000,000	50%	Threshold	94.1%	50%
Below Threshold	Less than $727,000,000	0%	Below Threshold	Less than 94.1%	0%

1.Time-Vesting Conditions. Any PSUs that are deemed performance-vested as of the Certification Date in accordance with this Exhibit A shall hereinafter be referred to as the “Earned PSUs.” The Earned PSUs (if any), will be subject to the following time-vesting conditions: (i) 33.33% of the Earned PSUs shall be deemed fully time-vested as of the Certification Date; and (ii) the remaining 66.67% of the Earned PSUs shall be deemed fully time-vested on a substantially equal quarterly basis during the period commencing as of the last day of the Performance Period and ending on the second anniversary of such date; provided, that the Participant has not incurred a Termination for any reason or no reason prior to each such time-vesting date.
2.Forfeiture. All PSUs that are outstanding as of the date immediately following the Certification Date shall be automatically and immediately forfeited and cancelled for no consideration if such PSUs do not become performance-vested as set forth above. For the avoidance of doubt, in the event that the Participant incurs a Termination for any reason or no reason (i) prior to the Certification Date, then one-hundred percent (100%) of the PSUs will be automatically and immediately forfeited for no consideration therefor, or (ii) on or following the Certification Date, any Earned PSUs that are outstanding and have not become time-vested as of such date of termination in accordance with Section 2 above will be automatically and immediately forfeited for no consideration therefor.
3.Committee Authority. Consistent with the terms of the Plan, all designations, determinations, interpretations and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit A, shall be within the sole discretion of the Committee, and shall be final, conclusive and binding upon all persons.

EXHIBIT B
CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT
This Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Agreement”) is entered into as of the date on which Employee was granted his or her equity award to which this Exhibit A is attached, by and between Paycor HCM, Inc., a Delaware corporation (the “Company”), and the Participant set forth in the attached notice (“Employee”).
In consideration of the employment or continued employment of Employee by the Company or a subsidiary or affiliate of the Company (any such subsidiary or affiliate a “Related Company,” and all such subsidiaries or affiliates, collectively, the “Related Companies”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; the Company and Employee covenant and agree as follows:
1.Condition of Employment. Employee acknowledges that employment with the Company is conditioned upon Employee agreeing to the covenants and restrictions contained herein.
2.At Will Employment. The Company hereby employs and/or continues to employ Employee on an at-will basis. As an at-will employee, the parties specifically agree that Employee’s employment with the Company can be terminated by either party at any time for any reason.
3.Duties of Employee. While employed by the Company, Employee shall serve the Company in such position as the Company may from time to time designate. Employee shall perform those duties which the Company’s Officers and/or Board of Directors may from time to time request.
4.Company’s Business. The Company is in the business of providing human capital management software and services, including (without limitation) payroll processing services, payroll tax filing services, benefits administration services, time and attendance solutions, applicant tracking systems, talent development, human capital management data analytics and related services (individually and collectively, “Paycor Business”). Employee will learn valuable trade secrets of Company and, as an employee of Company, will work with and in some instances create new inventions, software, information technology, and creative works to be used by Company.
5.Confidential Information. “Confidential Information” shall mean any non-public or secret information, knowledge, or data with respect to the Company’s and/or any of the Related Companies’ (collectively, the Company and the Related Companies are referred to herein as the “Paycor Companies”)business, services, trade secrets, technologies, systems, clients, prospects, and sales, marketing and service methods, including, but not limited to, discoveries, ideas, concepts, designs, drawings, specifications, equipment, techniques, computer flow charts and programs, computer software (whether owned or licensed by any of the Paycor Companies), hardware, firmware, models, data, documentation, manuals, diagrams, research and development, performance information, know-how, business pricing policies and other internal policies, data systems, methods, systems documentation, practices, inventions, processes, procedures, formulae, employee lists or resumes, financial information (including financial statements), tax returns, client lists, prospect lists, information relating to past, present or prospective clients, information belonging to any of the Paycor Companies’ clients, personally identifiable information of clients’ employees, market analysis, strategies, plans and projections for future growth and development, and compilations of information which are not readily available to the general public. Confidential Information includes all non-public or secret: software development information, source and object codes, all information stored or maintained in any computer system or program used or maintained by the Paycor Companies, all information stored or maintained in any laptop computer or handheld device provided by any of the Paycor Companies, all client files, prospect files, legal contracts, purchase orders, and all information relating to client or vendor pricing. All of the foregoing information, whether oral, written, memorized, or electronically stored, together with analyses, compilations, studies, notes of conversations, or other documents prepared for or by any of the Paycor Companies or Employee that contain or otherwise reflect Confidential Information, is also included within the term Confidential Information. Confidential Information does not include (i) any information in the public domain; or (ii) any information received unsolicited from a third party under no obligation of secrecy.
6.Confidentiality. Employee hereby acknowledges and agrees that Employee will acquire access to some or all of the Confidential Information, that the Confidential Information is regarded as valuable to the Paycor Companies and that the Paycor Companies have a legitimate right and business need to protect the Confidential Information. Employee acknowledges that keeping the Confidential Information confidential is essential to the growth and stability of the Paycor Companies. Employee therefore agrees to hold the Confidential Information in strictest confidence and shall not at any time, directly or indirectly, disclose such information to any third party or use such information other than for the benefit of the Paycor Companies or in the performance of Employee’s employment duties with respect to the Company. Employee shall disclose such information only to employees, representatives, and agents of the Paycor Companies with a need to know such information, except as may be reasonably required in the performance of Employee’s duties with respect to the Company. The restrictions set forth in this paragraph shall apply during the period of Employee’s employment with the Company and following the termination of employment until the end of time, whether the termination of employment is voluntary or involuntary. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement or any other agreement or policy shall prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any Paycor Company trade secrets or other Confidential Information (except information protected by any of the Paycor Companies’ attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Paycor Companies, or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall prevent Employee from discussing or disclosing information related to Employee’s general job duties, responsibilities, or compensation. Employee also may disclose Confidential Information as required in response to a subpoena or other legal process, in accordance with the terms and procedures set forth in this Paragraph 6.

7.Return of Confidential Information; Return of Paycor Equipment and Property. Upon termination of Employee’s employment with any of the Paycor Companies for any reason whatsoever or upon the written request of any of the Paycor Companies, Employee shall immediately destroy, delete and/or return to the Paycor Companies all Confidential Information and all copies, abstracts, handwritten records and electronic records thereof, and Employee shall certify in writing to the Company that Employee does not retain originals, copies, abstracts, handwritten records or electronic records of any Confidential Information. Employee agrees that retention of any such Confidential Information in Employee’s memory does not permit Employee to use or disclose such information following Employee’s termination of employment with the Company. Employee acknowledges and agrees that the Paycor Companies shall retain all ownership rights in and to the Confidential Information disclosed by it, and nothing contained in this Agreement or in any disclosure of the Confidential Information shall be construed to grant Employee any license or other rights in or to the Confidential Information. Further, upon the termination of Employee’s employment, Employee agrees to immediately return to the Company all property and information belonging to the Company, such as (without limitation) office equipment, computers, printers, phones, key cards, company credit cards, and storage devices.
8.Assignment of Intellectual Property. Any inventions, improvements, discoveries, or ideas(including without limitation software and programming) conceived, developed, or made by Employee in whole or in part during Employee’s employment with any of the Paycor Companies, whether during business hours or otherwise, which relate to any of the Paycor Companies’ businesses or which are made using any of the Paycor Companies’ equipment, facilities, materials, labor, money, time or other resources or which result from any work performed by Employee, or by other employees, representatives or agents of any of the Paycor Companies for any of the Paycor Companies, shall be owned by and shall belong exclusively to the Paycor Companies and shall also be deemed Confidential Information for purposes of this Agreement. Any copyrightable works made by Employee within the scope of Employee’s employment with the Paycor Companies shall be deemed works made for hire, and all copyrights therein shall belong to the Paycor Companies. Employee agrees to promptly advise the Company of any and all such inventions, improvements, discoveries, works, and ideas, and, upon request, to execute U.S. and foreign patent applications, copyright applications and any other legal documents necessary to transfer title therein to the Company (or the Related Company designated by the Company), and to assist the Paycor Companies in any proper manner in obtaining and enforcing such patents and copyrights at the Paycor Companies’ expense.
9.Covenant Not to Compete. Employee acknowledges that because of Employee’s position of trust with the Company, in the course of Employee’s employment with the Company, Employee will be given access to or will become familiar with their trade secrets and with other Confidential Information, and that Employee’s services have been and shall be of special, unique and extraordinary value to the Paycor Companies. Employee further acknowledges and agrees that the Paycor Companies conduct business in every state in the United States as well as in Serbia and Canada. Therefore, Employee agrees that during Employee’s employment by Company, Employee will not, either directly or indirectly, without prior written authorization from Company, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which is competitive with the Paycor Business, as defined in Paragraph 4 herein. Employee further agrees that for a period of 12 months after Employee is no longer employed by Company, Employee shall not, in any capacity, directly or indirectly, in the Restricted Territory own, manage, assist or engage in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, with any other business, entity, company or person where Employee will provide similar services to a “Competing Business” (defined in the subsequent sentence) as those which Employee provided to Paycor while employed. “Competing Business” means any party (sole proprietor, corporation, limited liability company, partnership, joint venture, association or other entity, regardless of form) that is engaged in any business that is the same as, or substantially the same as, that part of the Paycor Business in which Employee will have worked or to which Employee will have been exposed during the last two years of Employee’s employment at the Company. The restrictions set forth herein do not prevent Employee from owning, as an inactive investor, securities of any Competing Business that is listed on a national securities exchange. For purposes of this Agreement, “Restricted Territory” means any territory within the United States, Canada, Serbia or any other geographical region in which the Paycor Companies do or begin to do business during Employee’s employment with the Company and in which Employee has or had responsibility (including supervisory responsibility) at any time during Employee’s employment with the Company.
10.Customer, Business Partner and Employee Restrictions. Employee acknowledges that the Paycor Companies’ Customers, Prospective Customers, Business Partners, and employees now or hereafter employed by the Paycor Companies are an integral part of the Paycor Companies’ businesses, that non-public information relating to such Customers, Prospective Customers, Business Partners, and employees are part of the Paycor Companies’ Confidential Information, that because of Employee’s relationship of trust at the Company, Employee will have access to Confidential Information regarding the Paycor Companies’ Customers, Prospective Customers, Business Partners, and employees, and that the loss of such Customers, Prospective Customers, Business Partners, and/or employees will have a substantial adverse effect on the Paycor Companies’ businesses. Therefore, Employee agrees as follows:

A.During the term of Employee’s employment with the Company and for a period of 12 months following termination of Employee’s employment with the Company for any reason, Employee agrees that Employee will not, either directly or indirectly, for any purpose other than for the benefit of the Paycor Companies solicit, provide sales or service to, or otherwise accept business of the type being offered by the Paycor Companies from any person, partnership, corporation, limited liability company, or other entity who or which is a Customer or Prospective Customer.
B.In the case of a Customer or Prospective Customer with multiple locations, this Paragraph 10 applies to all locations where the Paycor Companies have provided or will reasonably be expected to provide sales or service now or in the future to such Customer or Prospective Customer (as applicable). Employee further agrees that, during the term of Employee’s employment with the Company and for a period of 12 months following termination of

Employee’s employment with the Company for any reason, Employee will not directly or indirectly, cause or attempt to cause any Customer or Prospective Customer to divert its business away from any of the Paycor Companies to any other person or entity, whether or not Employee is affiliated with such person or entity. For purposes of this Agreement, “Customer” means any business, entity, company or person who or which is or was a customer or client of the Paycor Companies while Employee was employed by the Company and/or during the 12 months preceding termination of Employee’s employment and with whom or which Employee had Material Contact or about whom or which Employee obtained Confidential Information because of Employee’s employment with the Company, “Prospective Customer” means any business, entity, company or person who or which is or was a prospective customer or client of the Paycor Companies while Employee was employed by the Company and/or during the 12 months preceding Employee’s termination of employment and with whom or which Employee had Material Contact or about whom or which Employee obtained Confidential Information because of Employee’s employment with the Company, and “Material Contact” means actual contact (whether in person, virtual, or by email, text or phone) between Employee and a Customer or Prospective Customer with whom or which Employee dealt on behalf of the Paycor Companies; or whose dealings with the Paycor Companies were coordinated or supervised by Employee; or who or which received goods or services from the Paycor Companies that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s employment with the Company.
C.During the term of Employee’s employment with the Company and for a period of 12 months following termination of Employee’s employment with the Company for any reason, Employee agrees that Employee will not, directly or indirectly, solicit or induce or attempt to solicit or induce any employee or independent contractor of any of the Paycor Companies to leave the employ or engagement of such Paycor Companies, or to directly or indirectly hire or engage any employee or independent contractor of Company to work for Employee or any entity with whom Employee is or becomes affiliated.
D.During the term of Employee’s employment with the Company and for a period of 12 months following termination of Employee’s employment with the Company for any reason, Employee agrees that Employee will not, directly or indirectly, interfere or attempt to interfere with a contractual relationship between any of the Paycor Companies and any Business Partner with whom Employee had material contact during the 12 month period immediately prior to Employee’s termination of employment with the Company. For the purposes of this subparagraph C a “Business Partner” means an actual or prospective supplier, vendor, referral partner, strategic partner, or other third party with whom a Paycor Company has a contractual relationship other than Customers and employees, or about which Employee has learned or been provided any Confidential Information during Employee’s employment with the Company.
11.Duty of Loyalty. Employee agrees that at all times during Employee’s employment with the Company, Employee owes the Company a duty of loyalty and a duty to act in good faith. While employed by the Company, Employee agrees to devote their best efforts to the business of the Company, to perform conscientiously all duties and obligations required or assigned, and not to usurp, for personal gain, any opportunities in the Company’s line of business. Employee agrees that during Employee’s employment, Employee will not individually, or in combination with any other employee, individual, Competing Business, or competitor of the Company, violate or breach the terms of this Agreement.
12.Reasonableness and Modifications of Restrictions. Employee further acknowledges and agrees that the provisions set forth in Paragraphs 9 and 10 are reasonable in scope, duration, and area, and are reasonably necessary to protect the legitimate business interests of the Paycor Companies, and particularly the Paycor Companies’ interest in protecting its Confidential Information. If any provision of Paragraphs 9 or 10 are held to be unenforceable due to the scope, duration or area of its application, the parties intend and agree that the court making such determination shall modify such scope, duration, or area, or all of them to what the court considers reasonable, and such provision shall then be enforced in such modified form.
13.Irreparable Harm. Because of the unique nature of the Confidential Information, Employee acknowledges and agrees that the Paycor Companies will suffer irreparable harm in the event that Employee fails to comply with any of Employee’s obligations set forth herein and that monetary damages will be inadequate to compensate the Paycor Companies for such breach. Accordingly, Employee agrees that the Company and/or any Related Company, in addition to any other remedies available to it at law or in equity, will be entitled to temporary, preliminary and permanent injunctive relief to enforce the terms hereof. Employee further agrees to reimburse Company for all costs incurred by Company in any successful legal proceeding for equitable, monetary, or other relief to enforce or protect its rights under this Agreement, including but not limited to, reasonable attorney fees.
14.Representation. The Employee represents and warrants that the Employee is not under any pre- existing obligations that are inconsistent with the provisions of this Agreement or the employment of the Employee by the Company or any of the Related Companies.
15.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any action, suit or proceeding brought by any party with respect to, or to enforce the terms of, this Agreement shall be brought by such party exclusively in the Common Pleas Court of Hamilton County, Ohio, or in the courts of the United States of America for the Southern District of Ohio, Western Division in Cincinnati, Ohio, and each party, by its execution of this Agreement irrevocably submits to the exclusive jurisdiction of such courts. In the event of any action by a party to enforce its or his rights hereunder, the prevailing party in such action shall be entitled to an award of its or his costs and expenses incurred in connection therewith, including all reasonable attorneys’ fees and costs.
16.Severability. In the event that any term or provision of this Agreement is unenforceable, the remaining terms and provisions of this Agreement shall to the extent possible, remain in full force and effect and be fully binding upon both parties hereto.
17.Entire Agreement. This Agreement constitutes the entire understanding and agreement among the Company and Employee with regard to all matters contained herein and no representations,

promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement may be amended, supplemented, or interpreted at any time only by written instrument duly executed by both parties. No valid waiver of any provision of this Agreement shall be deemed a waiver of any other provisions of this Agreement or will be deemed a valid waiver of such provision at any other time. Each of the Related Companies are intended third party beneficiaries of this Agreement and the Company and the Employee acknowledge, understand, and agree that the terms of this Agreement may be enforced by the Company or any of the Related Companies.
18.Assignment. The Company shall have the right to assign its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise.